Exhibit 10.66

CONFIDENTIALITY, NON-SOLICITATION and

NON-COMPETITION AGREEMENT

This Agreement is made as of September 8, 2008 by and between Equitable Resources, Inc., a Pennsylvania corporation (Equitable Resources, Inc. and its subsidiary companies are hereinafter collectively referred to as the “Company”), and Phillip D. Swisher (the “Employee”).

WITNESSETH:

WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of April 11, 2008 (the “Existing Agreement”), which provides for the payment of certain benefits to the Employee if the Employee’s employment terminates in certain circumstances; and

WHEREAS, during the course of Employee’s employment with the Company, the Company has imparted and will continue to impart to Employee proprietary and/or confidential information and/or trade secrets of the Company; and

WHEREAS, in order to protect the business and goodwill of the Company, the Company desires to obtain or continue to obtain certain confidentiality, non-competition and non-solicitation covenants from the Employee and the Employee desires to provide for or continue to agree to such covenants in exchange for the Company’s agreement to pay certain severance benefits in the event that the Employee’s employment with the Company is terminated in certain circumstances; and

WHEREAS, in order to accomplish the foregoing objectives, the Company and the Employee desire to terminate the Existing Agreement and to enter into this Agreement which, among other things, reflects the parties’ best efforts to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) to the benefit of the Employee; and

WHEREAS, the Employee is willing to enter into this Agreement, which contains, among other things, specific confidentiality, non-competition and non-solicitation agreements, in consideration of the foregoing.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Restrictions on Competition and Solicitation.  While the Employee is employed by the Company and for a period of twelve (12) months after the date of Employee’s termination of employment with the Company for any reason Employee will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity conducting business anywhere in the Restricted Territory (as defined below): (i) act as an officer, manager, advisor, executive, shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company, or (iii) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for the Company which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under active investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company.  Notwithstanding the foregoing, the Employee may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.  This covenant shall apply to any services, products or businesses under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company only to the extent that the Employee acquired or was privy to confidential information regarding such services, products or businesses.  Employee acknowledges that this restriction will prevent the Employee from acting in any of the foregoing capacities for any competing entity operating or conducting business within the Restricted Territory and that this scope is reasonable in light of the business of the Company.

Restricted Territory shall mean (i) any states in which the Company has a regulated-utility operation, which may change from time to time, but as of the effective date of this Agreement are Pennsylvania, West Virginia and Kentucky; or (ii) any states in which the Company owns, operates or has contractual rights to purchase natural gas-related assets (other than commodity trading rights), including but not limited to, storage facilities, interstate pipelines, intrastate pipelines, intrastate distribution facilities, liquefied natural gas facilities, propane-air facilities or other peaking facilities, and/or processing or fractionation facilities; or (iii) any state in which the Company owns proved, developed and/or undeveloped natural gas and/or oil reserves and/or conducts natural gas or oil exploration and production activities of any kind; or (iv) any state investigated by the Company as a possible jurisdiction in which to conduct any of the business activities described in subparagraphs (i) through (iii) above within the last two (2) years prior to the end of Employee’s employment with the Company.

Employee agrees that for a period of twelve (12) months following the termination of Employee’s employment with the Company for any reason, including without limitation termination for cause or without cause, Employee shall not, directly or indirectly, solicit the business of, or do business with: (i) any customer that Employee approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee’s separation from the Company; and (ii) any prospective customer of the Company who was identified to or by the Employee and/or who Employee was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee’s separation from the Company, for purposes of marketing, selling and/or attempting to market or sell products and services which are the same as or similar to any product or service the Company offers within the last two (2) years prior to the end of Employee’s employment with the Company, and/or, which are the same as or similar to any product or service the Company has in process over the last two (2) years prior to the end of Employee’s employment with the Company to be offered in the future.

While Employee is employed by the Company and for a period of twelve (12) months after the date of Employee’s termination of employment with the Company for any reason, Employee shall not (directly or indirectly) on his or her own behalf or on behalf of any other person or entity solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee or consultant to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.

2.                                      Confidentiality of Information and Nondisclosure.  The Employee acknowledges and agrees that his/her employment by the Company necessarily involves his/her knowledge of and access to confidential and proprietary information pertaining to the business of the Company and its subsidiaries.  Accordingly, the Employee agrees that at all times during the term of this Agreement and for as long as the information remains confidential after the termination of the Employee’s employment, he/she will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over the Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself/herself, any person, corporation or other entity other than the Company and its subsidiaries, (i) any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company and its subsidiaries, (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries, or (iii) any other information related to the Company or its subsidiaries which has not been published and is not generally known outside of the Company.  The Employee acknowledges that all of the foregoing, constitutes confidential and proprietary information, which is the exclusive property of the Company.

3.                                      Severance Benefit.  If the employment of the Employee with the Company is terminated by the Company for any reason other than Cause (as defined below) or if the Employee terminates his or her employment with the Company for Good Reason (as defined below), the Company shall continue to pay the Employee his base salary in effect at the time of such termination, or immediately prior to the salary reduction that serves as the basis for termination for Good Reason, for a period of twelve (12) months from the date thereof.  Such salary continuation shall be in addition to any payments to which the Employee would otherwise be entitled under the Equitable Resources, Inc. Severance Pay Plan.  In addition, if Employee elects benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the employer’s share of the premiums for Employee’s health insurance coverage under the Company’s health insurance plan for a period of twelve (12) months after his termination in addition to any health insurance coverage provided under the Equitable Resources, Inc. Severance Pay Plan.  If Employee wishes to continue COBRA coverage thereafter, he may do so at his own expense for the remainder of the COBRA period as provided by law.  The Company’s obligation to provide such continuing salary and health insurance benefits shall be contingent upon the following:

(a)                     Employee’s execution of a release of claims substantially similar in form and substance to the one attached hereto as Appendix A; and

(b)                     Employee’s compliance with his obligations hereunder, including, but not limited to, Employee’s obligations set forth in Sections 1 and 2.

Solely for purposes of this Agreement, “Cause” shall include: (i) the conviction of a felony, a crime of moral turpitude or fraud or having committed fraud, misappropriation or embezzlement in connection with the performance of his duties hereunder, (ii) willful and repeated failures to substantially perform his assigned duties; or (iii) a violation of any provision of this Agreement or express significant policies of the Company.

Solely for purposes of this Agreement, termination for “Good Reason” shall mean termination of employment by the Employee within ninety (90) days after: (i) being demoted, or (ii) being given notice of a reduction in his or her annual base salary (other than a reduction of not more than 10% applicable to all senior officers of the Company).

The base salary shall be paid on regularly scheduled payroll dates each month commencing in the month following the Employee’s separation from service; provided,

however, if the Employee is a “specified employee” under Section 409A at the time of separation from service, then no payments may be made until the first day following the six-month anniversary of his separation from service and, to the extent otherwise payable during such six-month period, shall be accumulated and paid on such date.  The term “separation from service”, when used herein, shall be construed consistent with Section 409A.

4.                                      Authorization to Modify Restrictions.  The provisions of this Agreement are severable.  To the extent that any provision of this Agreement is deemed unenforceable in any court of law the parties intend that such provision be construed by such court in a manner to make it enforceable.

5.                                      Reasonable and Necessary Agreement.  The Employee acknowledges and agrees that:  (i) this Agreement is necessary for the protection of the legitimate business interests of the Company; (ii) the restrictions contained in this Agreement are reasonable; (iii) the Employee has no intention of competing with the Company within the limitations set forth above; (iv) the Employee acknowledges and warrants that Employee believes that Employee will be fully able to earn an adequate livelihood for Employee and Employee’s dependents if the covenant not to compete contained in this Agreement is enforced against the Employee; and (v) the Employee has received adequate and valuable consideration for entering into this Agreement.

6.                                      Injunctive Relief and Attorneys’ Fees.  The Employee stipulates and agrees that any breach of this Agreement by the Employee will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law.  For these reasons, the Company shall have the right, without objection from the Employee, to obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of, any breach by the Employee of the provisions of Sections 1 and 2 hereof.  In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, (i) the duration of any violation of Section 1 shall be added to the twelve (12) month restricted period specified in Section 1, and (ii) the Employee shall be responsible for reimbursing the Company for all costs associated with obtaining the relief, including reasonable attorneys’ fees and expenses and costs of suit.  Such right to equitable relief is in addition to the remedies the Company may have to protect its rights at law, in equity or otherwise.

7.                                      Binding Agreement.  This Agreement (including the covenants contained in Sections 1 and 2) shall be binding upon and inure to the benefit of the successors and assigns of the Company.

8.                                      Governing Law/Consent to Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.  For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, Employee irrevocably consents and submits to the jurisdiction and venue of any state or federal court located in Allegheny County, Pennsylvania.  Employee agrees that service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to Employee at the address set forth below (or such other address as Employee shall provide to Company in writing).  Employee irrevocably waives any objection which he may now or hereafter has to the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with this Section will be deemed in every respect effective and valid personal service of process upon Employee.  Nothing in this Agreement will be construed to prohibit service of process by any other method permitted by law.  The provisions of this Section will not limit or otherwise affect the right of the Company to institute and conduct an action in any other appropriate manner, jurisdiction or court.  The Employee agrees that final judgment in such suit, action or proceeding will be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

9.                                      Termination.  The Company may terminate this Agreement by giving six (6) months’ prior written notice to the Employee; provided that all provisions of this Agreement shall apply if any event specified in Section 3 occurs prior to the expiration of such six (6) month period.  Notwithstanding anything in this Agreement to the contrary, if the Employee is a party to any change of control agreement with the Company, then upon the occurrence of a change of control as such term is defined in any such change of control agreement, this Agreement shall remain in full force and effect and may not thereafter be terminated by the Company (even if notice of termination has been given in the previous six (6) months under the first sentence of this Section).

10.                               Employment at Will.  Employee shall be employed at-will and for no definite term.  This means that either party may terminate the employment relationship at any time for any or no reason.

11.                               Arbitration of Employment Claims.  In the event that Employee does not execute a release of all claims pursuant to Section 3(a) above, any dispute arising out of or relating to Employee’s employment or termination of employment with the Company shall be resolved by the sole and exclusive means of binding arbitration in accordance with the terms of the Equitable Resources, Inc. Alternative Dispute Resolution Plan (the “ADR Plan”) pursuant to the Alternative Dispute Resolution Agreement (“ADR Agreement”) executed by Employee, attached hereto as Appendix B, and incorporated by reference into this Agreement as if fully set forth herein.  Consistent with the provisions of the ADR Plan and the ADR Agreement, the parties further agree that any dispute arising out of or relating to their obligations under this Agreement itself, including but not limited to the Company’s obligations under Section 3 and Employee’s obligations under Sections 1 and 2 above, shall not be subject to binding arbitration under the ADR Plan.

12.                               Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, including the Existing Agreement, but with the exception of the ADR Agreement attached hereto as Appendix B and any change of control agreement with the Company to which you are a party.  This Agreement may not be changed, amended, or modified, except by a written instrument signed by the parties; provided, however, that the Company may amend this Agreement from time to time without Employee’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Employee.  Notwithstanding anything in this Agreement, if Employee is entitled to receive payment of benefits under any change of control agreement with the Company, he or she shall not receive benefits under this Agreement and, in lieu thereof, shall receive payment of benefits under any such change of control agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has hereunto set his hand, all as of the day and year first above written.

ATTEST:	EQUITABLE RESOURCES, INC.

/s/ Kimberly L. Sachse	By:	/s/ Charlene Petrelli

WITNESS:	EMPLOYEE:

/s/ Stephenie C. Swisher	/s/ Phillip D. Swisher
Phillip D. Swisher

Address:

APPENDIX A

CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Confidential Settlement Agreement and General Release (“Agreement”), is entered into between <EMPLOYEE NAME> (“Employee”) and <EMPLOYER> (including its predecessors, parent corporations, subsidiaries and affiliates, collectively, “Equitable”).

WHEREAS, Employee’s employment with the Company shall terminate <EFFECTIVE DATE OR UPON EVENT>;

WHEREAS, Employee and Equitable have agreed that Employee is entitled to receive certain benefits upon termination of employment in exchange for, among other things, a general release; and

WHEREAS, the parties desire to fully and finally resolve and settle all issues arising out of the employment relationship and the termination of that relationship.

NOW, THEREFORE, in consideration of the respective representations, acknowledgements, covenants and agreements of the parties, as expressly set forth in this Agreement, each party, intending to be legally bound, agrees as follows:

1.                                      Employee understands that, effective <EFFECTIVE DATE OR UPON EVENT>, his/her employment with Equitable will terminate.  Employee agrees that he/she will not apply for nor seek reemployment or reinstatement to employment with Equitable now or ever in the future and that Equitable will never be obligated to employ or reemploy him/her.

2.                                      In exchange for the Employee’s covenants hereunder and under the Confidentiality, Non-Solicitation and Non-Competition Agreement dated        , 2008, Equitable shall make the payments set forth in Exhibit A hereto to Employee, subject to applicable taxes, insurance and payroll withholding.  Employee acknowledges that, absent his/her execution of this Agreement, he/she would not be entitled to receive the payments enumerated in items     and     on Exhibit A.

3.                                      In exchange for the payments and other consideration hereunder, Employee voluntarily, irrevocably and unconditionally remises, releases and forever discharges Equitable and all of its past, present and future officers, directors, agents, employees and shareholders, as well as the heirs, successors or assigns of any of such persons or entities (severally and collectively called “Releasees”), jointly and individually, from any and all claims, demands, issues, or causes of action arising out of, or in any way related to Employee’s employment with Releasees and/or his/her separation from employment with Releasees, whether asserted by him/her or on his/her behalf by any person or entity.  This release includes, but is not limited to, claims for back pay, front pay, compensatory damages, liquidated damages, punitive damages, fringe benefits, bonuses, reinstatement, attorneys’ fees, interest, costs and/or remedies or relief of any sort whatsoever under any possible legal, equitable, tort, contract or statutory theory, including, but not limited to, any claims under the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Older Workers Benefit Protection Act, the [insert relevant state law], as amended, and other federal, state and local statutes, ordinances, executive orders or regulations prohibiting discrimination in employment, under theories of unjust dismissal or wrongful discharge, under theories of breach of contract or fiduciary duty or under theories based on any intentional or negligent tort which Employee has or may have, whether now known or unknown and of whatever kind or nature against Releasees, which arose on or before the date Employee signs this Agreement.  Employee also hereby releases all Releasees from any and all claims for the fees, costs, expenses and interest of any and all attorneys who now represent or who have at any time represented Employee in connection with this Agreement and/or in connection with any of the matters released in this Agreement.

4.                                      Employee warrants that he/she has no actions now pending against Releasees and, to the extent such a covenant is not prohibited by federal law or regulation, that he/she agrees not to institute a lawsuit against Releasees in any court of the United States or any State thereof based upon any acts or events arising out of or related to his/her employment with Releasees or his/her separation from employment with Releasees.  Notwithstanding any other language in this Agreement, the parties understand that this Agreement does not prohibit Employee from filing an administrative charge of alleged employment discrimination under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990 or the Equal Pay Act of 1963.  Employee, however, waives his/her right to monetary or other recovery should any federal, state or local administrative agency pursue any claims on his/her behalf arising out of or relating to his/her employment with and/or separation from employment with any of the Releasees.  This means that by signing this Agreement, Employee will have waived any right he/she had to bring a lawsuit or obtain a recovery if an administrative agency pursues a claim against any of the Releasees based on any actions taken by any of the Releasees up to the date of the signing of this Agreement, and that Employee will have released the Releasees of any and all claims of any nature arising up to the date of the signing of this Agreement.

5.                                      By entering into this Agreement, Equitable in no way thereby admits that it or any of the Releasees has treated Employee unlawfully or wrongfully in any way.  Neither this Agreement nor the implementation thereof shall be construed to be, or shall be admissible in any proceedings as, evidence of any admission by Equitable or any of the Releasees of any violation of or failure to comply with any federal, state, or local law, ordinance, agreement, rule, regulation or order.

6.                                      Employee acknowledges his/her continuing obligations at law and under Equitable’s policies to preserve Equitable’s confidential information and to return all Equitable property promptly.

7.                                      Employee and any attorneys he/she has chosen to consult with shall keep the terms and existence of this Agreement strictly confidential, and they promise not to reveal any of its terms to any person or entity other than to governmental taxing authorities or to their tax or financial consultants or as otherwise may be necessary to discharge their legal obligations.

8.                                      Employee acknowledges that he/she has been given the opportunity to consider this Agreement for at least <NUMBER OF DAYS AGREEMENT CONSIDERED> days, which is a reasonable period of time, and that he/she has been advised to consult with an attorney in relation thereto prior to executing it.  Employee further acknowledges that he/she has had a full and fair opportunity to consult with an attorney, that he/she has carefully read and fully understands all of the provisions of this Agreement, that he/she has discussed the Agreement with such attorneys as he/she has chosen to, and that he/she is voluntarily executing and entering into this Agreement,

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intending to be legally bound hereby.  If Employee signs this Agreement in less than  <NUMBER OF DAYS AGREEMENT CONSIDERED>  days, Employee acknowledges that he/she has thereby waived his/her right to the full  <NUMBER OF DAYS AGREEMENT CONSIDERED> -day period.

9.                                      For the period of seven calendar days following the execution of this Agreement, Employee may revoke it by delivery of a written notice revoking same within that seven-day period to the office of Lewis B. Gardner, Esquire, Equitable Resources, Inc., 225 North Shore Drive, 6th Floor, Pittsburgh, PA  15212.  This Agreement shall not be effective or enforceable until that seven-day revocation period has expired, and Equitable shall not be obligated to make any payments hereunder prior to such expiration or separation from employment.

10.                               The terms and conditions of this Agreement constitute the full and complete understandings, agreements and arrangements of the parties, supersedes all prior agreements and there are no agreements, covenants, promises or arrangements other than those set forth herein.  Any subsequent alteration in or variance from any term or condition of this Agreement and Release shall be effective only if in writing and signed by the parties.

11.                               This Agreement shall be governed by and construed in accordance with the statutory and decisional law of the Commonwealth of Pennsylvania without regard to conflicts of law principles.  If any of the provisions of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement—at Equitable’s sole option—shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

12.                               EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT EMPLOYEE IS VOLUNTARILY EXECUTING AND ENTERING INTO THIS AGREEMENT, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND INTENDING TO BE LEGALLY BOUND BY IT.

IN WITNESS WHEREOF, the aforesaid parties, intending to be legally bound hereby, have caused this Agreement to be executed as of <EFFECTIVE DATE OR UPON EVENT>.

<EMPLOYER>

By:

EMPLOYEE:

<EMPLOYEE NAME>

By initialing below, Employee hereby acknowledges that he/she has received a copy of the foregoing Agreement.

Dated:

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